                                                                      Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                   PRESS RELEASE
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

                     For Immediate Release: January 19, 2005

            JAMES MONROE BANCORP, INC. REPORTS RECORD GROWTH IN 2004

ARLINGTON, VA, (BUSINESS WIRE)--January 19, 2005.--James Monroe Bancorp, Inc. (Nasdaq: JMBI - news) today announced significant earnings and asset growth for the year ended December 31, 2004.

For the year ended December 31, 2004, James Monroe Bancorp, Inc. reported record growth in all major balance sheet categories of assets, loans, and deposits over 2003. Assets grew $145 million, a 47% increase over 2003, ending the year at $450 million of assets. Net loan growth was $81 million, a 48% increase over 2003, ending the year with $250 million of loans. Deposits grew $149 million to $404 million for a 58% increase over 2003.

For the fourth quarter ended December 31, 2004, James Monroe Bancorp, Inc. reported net income of $825 thousand, a 4% increase over fourth quarter 2003 earnings of $792 thousand and a 17% increase over the third quarter 2004 net income of $705 thousand. On a diluted per share basis, fourth quarter earnings per share were $.18 compared to the third quarter of 2004 of $.15, an increase of 20%, and $.19 for the fourth quarter of 2003, a decrease of 9%. There were additional average shares outstanding in the fourth quarter of 2004 compared to the same quarter last year as a result of the equity offering in November 2003. The additional shares affect the comparability of the quarterly earnings per share.

For the full year ended December 31, 2004, the Company earned $2,970,000 or 14% over the $2,601,000 earned in 2003. On a diluted per share basis, earnings per share for the full year 2004 were $.64 or a 6.6% decrease from 2003 earnings per share of $.68. The diluted average shares outstanding were 845,000 greater due to the equity offering in November 2003.

Return on average assets was .83% in 2004 and .97% in 2003. Return on average equity was 8.35% in 2004 compared to 11.94% in 2003, with the decline due to the increased equity in 2004 over 2003 as a result of the $13 million in additional equity raised in 2003. Along with the significant loan growth, asset quality remains very strong with .07% charge offs as a percent of average loans in both 2004 and 2003. Further, nonperforming loans declined from $510 thousand at the end of 2003 down to $349,000 at the end of 2004.

John Maxwell, President and CEO, stated, "We are extremely pleased to report these strong results to our shareholders. 2004 was a year of major initiatives and significant investment in people and facilities that lays the platform for strong future growth. In 2004 the Company opened two new branches, one in Chantilly and one in Manassas, built-out a 7,000 square foot new operations center, added significant lending and business development personnel in all our regions, added additional personnel in the support functions, and addressed a number of major new regulatory compliance requirements, such as the Patriot Act, the Sarbanes-Oxley Law, and the Gramm-Leach-Bliley Act. We are very pleased that even after these investments of significant financial and people resources, the Company was able to produce record asset and loan growth of over 47% and increase earnings by 14% over the previous year. We are very enthusiastic about our prospects for 2005."

David Pijor, Chairman of James Monroe Bancorp, Inc., also stated "2004 was an extremely busy year in our Company and much has been accomplished. Our infrastructure, personnel, and systems platform are well positioned for further record growth. The current regulatory compliance environment is requiring more people and financial resources than ever before. Competition is fierce from other community banks and the large regional banks, and every day we see new banks come into our marketplace. We are very pleased to report to our shareholders that their Company has shown the ability to meet these challenges and still produce solid returns year after year."

James Monroe Bank is a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, Inc. The Bank has locations in Arlington, Annandale, Leesburg, Fairfax City, Chantilly and Manassas. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".


James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Executive Vice President & COO
Phone:   (703)524-8100.

SOURCE: James Monroe Bancorp, Inc.

                              Financial Highlights
                           JAMES MONROE BANCORP, INC.

                                                  THREE MONTHS ENDED DECEMBER 31,             TWELVE MONTHS ENDED DECMEBER 31,
                                            -------------------------------------------  ------------------------------------------
                                                  2004           2003         % Change       2004           2003          % Change
                                            --------------- --------------- -----------  ------------- ---------------  -----------
(Dollars in thousands except share data)      (Unaudited)     (Unaudited)                 (Unaudited)    (Audited)

RESULTS OF OPERATIONS:
Total interest income                           $    5,333      $    3,567      49.5%      $   17,462    $   13,026       34.1%
Total interest expense                               1,632             965      69.1%           4,833         3,618       33.6%
Net interest income                                  3,701           2,602      42.2%          12,629         9,408       34.2%
Provision for loan losses                              224             190      17.9%             990           662       49.5%
Gain on sale of securities                               5             142     -96.5%              59           299      -80.3%
Gain on sale of mortgages                              175              64     173.4%             423           255       65.9%
Noninterest income - other                             174             154      13.0%             693           593       16.9%
Noninterest expense                                  2,574           1,568      64.2%           8,287         5,964       39.0%
Income before taxes                                  1,257           1,204       4.4%           4,527         3,929       15.2%
Net income                                             825             792       4.2%           2,970         2,601       14.2%

PER SHARE DATA:
Earnings per share, basic                       $     0.19      $     0.21     -10.1%      $     0.67    $     0.73       -7.8%
Earnings per share, diluted                     $     0.18      $     0.19      -8.8%      $     0.64    $     0.68       -6.6%
Weighted average shares
  outstanding - basic                            4,440,940       3,956,060      12.3%       4,435,905     3,589,931       23.6%
              - diluted                          4,683,093       4,187,978      11.8%       4,675,171     3,829,901       22.1%
Book value (at period-end)                      $     8.30      $     7.67       8.3%      $     8.30    $     7.67        8.3%
Shares outstanding (at period-end)               4,445,224       4,415,703       0.7%       4,445,224     4,415,703        0.7%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                             0.76%           1.05%                      0.83%         0.97%
Return on average equity                             8.93%          11.50%                      8.35%        11.94%
Net interest margin                                  3.58%           3.64%                      3.72%         3.73%
Efficiency Ratio                                    63.48%          52.94%                     60.03%        56.50%

OTHER RATIOS:
Allowance for loan losses to total loans             1.12%           1.16%                      1.12%         1.16%
Equity to assets                                     8.19%          11.09%                      8.19%        11.09%
Non-performing loans:
  Amount                                        $      349      $      510                 $      349    $      510
  Percent of total loans                             0.14%           0.30%                      0.14%         0.30%
Charged-off loans:
  Net amount                                    $       12      $        -                 $      155    $       97
  Percent of average loans                           0.00%           0.00%                      0.07%         0.07%
Risk-adjusted capital ratios
  Tier I                                             16.2%           21.9%                      16.2%         21.9%
  Total                                              17.1%           22.9%                      17.1%         22.9%
  Leverage ratio                                     10.7%           14.3%                      10.7%         14.3%

AVERAGE BALANCES:
Assets                                          $  430,722      $  300,064      43.5%      $  359,216    $  267,826       34.1%
Earning assets                                     411,826         283,623      45.2%         339,679       252,516       34.5%
Loans                                              240,812         161,022      49.6%         208,441       145,118       43.6%
Deposits                                           383,961         261,700      46.7%         310,791       238,342       30.4%
Stockholders' equity                                36,761          27,325      34.5%          35,576        21,782       63.3%

                             Condensed Balance Sheet
                           JAMES MONROE BANCORP, INC.

                                                      (Unaudited)         (Audited)
                                                     DECEMBER 31,       DECEMBER 31,
(DOLLARS IN THOUSANDS)                                   2004               2003
                                                    ----------------   ----------------
ASSETS
Cash and due from banks                                   $   9,286          $  11,908
Interest-bearing deposits in banks                            2,442                  -
Federal funds sold and cash equivalents                      35,754                  -
Investment securities available for sale                    146,795            122,328
Mortgages held for sale                                       2,987                561
Loans                                                       249,996            169,047
Less: Allowance for loan losses                              (2,790)            (1,955)
Other assets                                                  6,021              3,762
                                                    ----------------   ----------------
TOTAL ASSETS                                              $ 450,491          $ 305,651
                                                    ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing deposits                             $  91,857          $  65,598
Interest-bearing deposits                                   312,197            189,518
                                                    ----------------   ----------------
          Total deposits                                    404,054            255,116
Federal funds purchased                                           -              6,886
Trust preferred capital notes                                 9,000              9,000
Other liabilities                                               536                758
                                                    ----------------   ----------------
          Total liabilities                                 413,590            271,760
Stockholders' equity                                         36,901             33,891
                                                    ----------------   ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 450,491          $ 305,651
                                                    ================   ================